Exhibit 10-8

                                Amendment To The
                              Microsoft 1993/1994
                               Channel Agreement
                    (Appointment As a Major Chain Reseller)

This amendment ("Amendment") entered into as of the 10th day of November, 1993, modifies that certain Microsoft 1993/1994 Channel Agreement
("Agreement") between MICROSOFT CORPORATION ("MS") having its principal place of business at One Microsoft Way Redmond, WA 98052 and DJ&J SOFTWARE CORPORATION d.b.a. EGGHEAD SOFTWARE ("CUSTOMER") having its principal place of business at 22011 SE 51st Street, Issaquah, WA 98027. The Agreement is amended as follows:

1.	Purpose

The purpose of this Amendment is to set forth the framework by which MS appoints CUSTOMER as a non-exclusive major chain reseller in the United States of America for the MS Products listed on the MS Price List attached hereto as Schedule B. For purposes of this Amendment, capitalized terms not otherwise defined herein, shall have the same definition as set forth in the Agreement.

2.	CUSTOMER Obligations

2.1  Distribution to End Users Only

Products distributed pursuant to this Amendment shall be distributed solely to end users, and not to resellers of any kind.

	2.2  Licensing Provisions

CUSTOMER acknowledges that the Products are distributed to end users subject to the terms of the applicable end user license agreement. CUSTOMER shall make commercially reasonable efforts to prevent distribution of Products to end users who intend to copy or reproduce the Products in violation of the end user license agreement.

	2.3  Product Purchases

Products acquired by CUSTOMER shall be purchased only from MS or MS authorized distributors and franchisers.

	2.4  ----- Reporting

CUSTOMER shall provide MS month ----------------------------------------------
- - --------- reporting as outlined in CUSTOMER's current Microsoft Rebate and Marketing Fund Agreement. CUSTOMER shall submit all required reports to MS within ----- (-----) days after the end of each calendar month.

3.	CUSTOMER and MS Obligations

	3.1  Prices and Discount Schedule

CUSTOMER discounts are set forth on the CUSTOMER Discount Schedule attached hereto as Schedule A. The United States Suggested Retail Price ("SRP") for all Products are set forth in the MS Price List, Schedule B. MS may modify the MS Price List or CUSTOMER Discount Schedule at any time upon ----- (-----) days written notice to CUSTOMER. MS may offer, without prior notice, temporary "special" prices on any or all Products.

	3.2  Delivery and Product Distribution

Products shall be invoiced and shipped Free On Board ("FOB") Bothell, Washington. CUSTOMER shall have the right to specify its own carrier on condition that delivery shall then be "freight collect."

In any month CUSTOMER participates in the MS Rate Based Distribution Program, for all CUSTOMER warehouses that receive a minimum of $----- of Products in MS Master Carton quantities calculated on the basis of CUSTOMER's net prices from MS, and MS chooses the carrier, the freight costs of delivery of Products to those CUSTOMER warehouses for that month will be paid by MS. In any month CUSTOMER's Rate Based Distribution Program participation exceeds ----- percent (-----%) of eligible product shipments, CUSTOMER will be allowed to adjust CUSTOMER's forecast of ----- (-----) MS Product SKU's. Such adjustments to the forecast shall not exceed ----- (-----%) upward or ----- percent (-----%) downward from the final forecast, ----- weeks prior to the first ship date.

	3.3  Product Authorization Category Procedures

From time to time, MS may classify certain of its Products by Product Authorization Category, which Products may only be obtained and distributed by CUSTOMER upon written authorization from MS. Such written authorization from MS may be specific to the particular CUSTOMER outlet location. CUSTOMER may apply for such authorization by completing the applicable Reseller Authorization Application and/or Agreement process required by MS. MS may by prior written notification terminate CUSTOMER's authorization to obtain and distribute Product Authorization Category Products with respect to one or more CUSTOMER outlets. For each Product Authorization Category Product distributed, CUSTOMER shall complete and return to MS all requested customer registration documents.

	3.4  Inventory Balancing

To reduce inventory risk, CUSTOMER shall be entitled to balance its inventory of Products ---- (-----) times each calendar year provided such Products are still on the then-current MS Price List. Products may be returned to MS and a Purchase Credit will be issued for the returned units, based on the average price CUSTOMER paid for the Products in the ----- (-----) months prior to the return. Only current versions of MS Product titles will be excepted for return pursuant to this section. CUSTOMER returns shall be limited to ----- percent (-----%) of net dollar shipments for the ----- (-----) month period immediately preceding the stock balancing request month.

CUSTOMER may submit a written request for authorization to return Products for the purpose of inventory balancing ----- and ----- summarizing the quantities of each Product to be returned. Upon verification that CUSTOMER is meeting its inventory balancing terms, MS shall issue a return authorization, which will expire ----- (-----) days from the date of issue. CUSTOMER is limited to
- - ----- (-----) inventory balancing returns per year.

All Products returned for inventory balancing must be in fit condition, shrink wrap intact, to be distributed to other MS customers. Any Products returned that are not in fit condition for resale shall be returned to CUSTOMER and CUSTOMER shall be subject to a ----- percent (-----%) inspection fee and the cost of freight for returning such Products. Such inspection fee will be assessed at CUSTOMER's cost, and shall be waived for those Products destroyed pursuant to the terms of MS' current onsite destruction return policy. Promotional merchandise may not be returned for inventory balancing under this provision. No cash refunds shall be given for exchanges, replacements, or returned merchandise under this or any other provision of this Agreement. All Products returned to MS under this section shall be shipped freight prepaid by
- - ----- in cartons clearly marked with the return authorization number and a packing slip attached to the outside. ----- shall pay freight costs for shipment of all replacement Products from MS to CUSTOMER.

	3.5  Prior Version Returns

When MS ships a new version of a Product, CUSTOMER may return prior versions. CUSTOMER Purchase Credit for such returns shall be ----- percent (-----%) of the Product value when Product is returned within ----- (-----) days of the date the new version is first shipped from MS, and ----- percent (-----%) for Product returned between ----- (-----) and ----- (-----) days after the new version is first shipped from MS. The Product value will be equal to the ----
- - - by CUSTOMER during the ----- (-----) months prior to the return for the quantity of Product returned by CUSTOMER. Prior versions returned after one hundred eighty (180) days after the new version is first shipped from MS will not be eligible for credit. All Products returned to MS under this section shall be shipped freight prepaid by ----- in cartons clearly marked with the return authorization number and a packing slip attached to the outside. ---- shall pay freight costs for shipment of all replacement Products from MS to CUSTOMER.

Discontinued products, defined as Product that MS has stopped manufacturing and discontinued from the MS Price List, shall be considered prior versions pursuant to this section. MS shall provide CUSTOMER with thirty (30) days written notice of any discontinued Product.

	3.6  Customer Satisfaction Product Returns

MS shall provide CUSTOMER with a Purchase Credit or replacement for Product returned to MS pursuant to CUSTOMER's customer service return policy.
Customer Satisfaction Product returns shall be limited to ----- percent (----- %) of CUSTOMER's average monthly net purchases for the ----- (-----) months prior to the return. CUSTOMER shall submit a request for authorization to return Product summarizing the quantities of each Product to be returned.
Upon receipt, MS shall issue a Return Authorization Number, which shall expire
- - --- (----) days from the date of issue. Only current versions of MS Product shall be eligible for return under this section. All Product returned to MS shall be shipped freight prepaid by ----- in cartons clearly marked with the Return Authorization Number and a packing slip affixed to the carton. ----- shall pay freight costs for shipment of replacement Products from MS to CUSTOMER.


IN WITNESS WHEREOF, the parties have signed this Amendment on the dates indicated below. All terms and conditions of the Microsoft 1993/1994 Channel Agreement not amended herein shall remain in full force and effect. This Amendment is not binding until executed by MS.

AGREED AND ACCEPTED TO BY	              AGREED AND ACCEPTED TO BY
MICROSOFT CORPORATION ("MS")	           DJ&J SOFTWARE CORPORATION d.b.a.
	                                       EGGHEAD SOFTWARE ("CUSTOMER")
By:	                                    By:
Name (please print)	                    Name (please print)
Title	                                  Title
Date	                                   Date


                                  Schedule A

                         CUSTOMER Discount Schedule

For the period of the Amendment CUSTOMER shall receive the following discounts from the Product SRI listed on MS' then current Price List MS may change CUSTOMER's Discount Schedule at any time by providing ----- (-----) days written notice to CUSTOMER.

Full Packaged Product Software	              -----%
Upgrade Software	                            -----%
Microsoft Select                            	-----%
Hardware                                    	-----%

                                   Schedule B

                                 MS Price List